Prospectus Supplement	Filed pursuant to Rule 424(b)(5)
(to Prospectus dated October 23, 2018)	Registration No. 333-227846

2,532,852 Shares of Common Stock

This prospectus supplement modifies, supersedes and supplements information contained in, and should be read in conjunction with, our prospectus, dated October 23, 2018, which we refer to as the original prospectus.

As previously reported, on May 3, 2017, we closed on a common stock and warrant public offering, pursuant to which we issued, among other things, Series B Warrants to purchase up to an aggregate of 2,399,968 shares of our common stock, par value $0.001 per share, with an exercise price of $5.25 per share of common stock, which are registered for resale pursuant to the registration statement of which this prospectus supplement is a part. On September 20, 2019, we amended several Series B Warrants representing the right to purchase up to an aggregate of 1,224,263 shares of our common stock and held by several of the investors in that underwritten offering (each a “Holder”) to include a provision providing that we, with the consent of the Holder, may voluntarily reduce the exercise price of the Holder’s Series B Warrant.

On September 25, 2019, we entered into a Letter Agreement with each Holder whereby we agreed to reduce the exercise price of each Holder’s Series B Warrant from $5.25 to $4.00 (each, a “Letter Agreement”), provided that each Holder exercised the Warrant for cash at the time of entry into such Letter Agreement. In accordance with such Letter Agreement, each Holder exercised its Series B Warrant in full and together received 1,224,263 shares of common stock, par value $0.001 per share, and we received proceeds of $4,897,052.

Our common stock is traded on the NYSE American under the symbol “CRMD.” The last reported sale price of our common stock on September 24, 2019 was $7.59 per share.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page 5 of the original prospectus, the section captioned “Item 1A—Risk Factors” in our most recently filed annual report on Form 10-K, which is incorporated by reference into this prospectus supplement and the original prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the original prospectus.

 This prospectus supplement should be read in conjunction with the original prospectus, and is qualified by reference to the original prospectus, except to the extent that the information presented herein supersedes the information contained in the original prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the original prospectus or this prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 25, 2019.